To SEI Financial Management Corporation:


We have examined the accompanying Exhibit entitled, "SEI
Financial Management Methodology for Controlling Multi-Class Funds." This Exhibit, which is the responsibility of the management of SEI Financial Management Corporation, sets forth the methodology and procedures for calculating net asset value, expense allocations and dividend distributions between the classes of shares. Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying Exhibit presents fairly, in all material respects, the aspects of SEI Financial Management Corporation's methodology and procedures for calculating net asset value, expense allocations and dividend distributions between classes of shares, (2) the control structure methodology and procedures included in the Exhibit were suitably designed to achieve the control objectives specified in the Exhibit, if the methodology and procedures were complied with satisfactorily, and (3) such methodology and procedures had been placed in operation as of August 31, 1995. The control objectives were specified by SEI Financial Management Corporation. Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

We did not perform procedures to determine the operating effectiveness of the methodology and procedures for any period. Accordingly, we express no opinion on the operating effectiveness of any aspects of SEI Financial Management Corporation's methodology and procedures, individually or in the aggregate.

In our opinion, the accompanying Exhibit of methodology and procedures presents fairly, in all material respects, the relevant aspects of SEI Financial Management Corporation's methodology and procedures for calculating net asset value, expense allocations and dividend distributions between the classes of shares that had been placed in operation as of August 31, 1995. Also, in our opinion, the methodology and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described methodology and procedures were complied with satisfactorily.

The description of methodology and procedures at SEI Financial
Management Corporation is as of August 31, 1995 and any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in
existence.   The potential effectiveness of the specific methodology
and procedures at SEI Financial Management Corporation is subject to inherent limitations and, accordingly, errors or irregularities may occur and may not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

This report is intended solely for use by the management of SEI
Financial Management Corporation and the Securities and Exchange
Commission and should not be used for any other purpose.

Arthur Andersen LLP
/s/ Arthur Andersen LLP
Philadelphia, PA
October 6, 1995